Exhibit 23.1

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-3800
info@staleyokada.com
www.staleyokada.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our Report of Independent Registered Public Accounting Firm dated October 20, 2004, accompanying the financial statements of Sydys Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

"Stayley, Okada & Partners"

Vancouver, B.C. Canada	STALEY, OKADA & PARTNERS
November 30, 2004	CHARTERED ACCOUNTANTS